Exhibit 10.3
TRINITY INDUSTRIES, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT
GRANT AGREEMENT
PERFORMANCE PERIOD 20[__]-20[__]

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), is made by and between TRINITY INDUSTRIES, INC. (hereinafter called, the “Company”) and FIRST_NAME LAST_NAME (hereinafter called, the “Grantee”), is made as of DATE (the “Date of Grant”); the performance period for this award is the [_______]-year period from [__________], 20[__] through [__________], 20[__] (the “Performance Period”).

WITNESSETH:

WHEREAS, the Grantee complies with the requirements of eligibility for the award of performance-based Restricted Stock Units under the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”); and

WHEREAS, the Company has determined to grant to the Grantee an award of performance-based Restricted Stock Units, denominated in Shares of the Company, so that one Restricted Stock Unit is valued as one Share, subject to the terms and conditions hereinafter set forth, as a performance incentive affording the Grantee an opportunity to obtain an increased proprietary interest in the Company, thereby promoting a closer nexus between the Grantee’s interest and the interests of the Company, and to stimulate the Grantee’s enthusiastic participation in the development, growth, performance, and financial success of the Company;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.	Grant of Performance-Based Restricted Stock Units.

Subject to the terms and conditions of the Plan, this Agreement, and the restrictions set forth below, the Company hereby grants to the Grantee (this “Performance Unit Grant”) a target award of TOTAL_SHARES_GRANTED Restricted Stock Units (the “Target Performance Units”); provided that the actual number of Restricted Stock Units that are granted and may be earned under this Agreement is up to [______]% of the Target Performance Units, based upon the achievement of the goals and objectives during the Performance Period, as set forth on the attached Appendix (such actual number of Restricted Stock Units earned is referred to herein as, the “Earned Performance Units”). Each Earned Performance Unit shall be converted into one Share of the Company, in accordance with and subject to the terms and conditions of the Plan and this Agreement.

2.	Stockholder Status.

The Grantee will have no rights as a stockholder (including, without limitation, the right to vote and to receive dividends) with respect to any Restricted Stock Units covered by this Agreement until the issuance of Shares to the Grantee (in certificated or book-entry form) upon the conversion of the Earned Performance Units into Shares. The Grantee, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of Earned Performance Units. Except as otherwise provided in Section 8 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such Shares.

3.	Vesting; Forfeiture.

Subject to special vesting and forfeiture rules in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Restricted Stock Units shall become vested (i.e., become Earned Performance Units) effective as of [__________], 20[__] (the “Vesting Date”), upon certification by the Human Resources Committee of the Board of Directors (the “Committee”) of the achievement of the requirements/targets set forth on the Appendix attached to this Agreement as of the end of the Performance Period, which Appendix is by this reference made a part hereof.

In addition, the following special rules shall apply:

(i)
In the event of the death of the Grantee or the termination of the Grantee’s employment for Disability (as defined in the Plan) prior to the Vesting Date, the performance goals set forth on the attached Appendix shall be assumed to have been met at the target level on the date of such death or termination of employment for Disability, and the Grantee (or the Grantee’s personal representative) shall become vested in Earned Performance Units on such date (the “Death/Disability Vesting Date”) in an amount equal to the Target Performance Units multiplied by a fraction, the numerator of which is the number of days from the Date of Grant to the date of death or termination of employment for Disability, and the denominator of which is the number of days in the full Performance Period;

(ii)
In the event a Change in Control (as defined in the Plan) occurs, the level of performance of the performance goals set forth on the attached Appendix shall be assumed to have been met at the target level on the date of such Change in Control, and the Grantee (or the Grantee’s personal representative) shall become vested in Earned Performance Units on such date (the “CIC Vesting Date”) in an amount equal to the Target Performance Units;

(iii)
Subject to item (iv) below, in the event of the Grantee’s termination of employment without Cause (as defined below) or for Retirement (as defined in the Plan) prior to the Vesting Date, this Performance Unit Grant shall not be immediately forfeited and the Grantee shall become vested in Earned Performance Units on the Vesting Date, based on the level of achievement of the performance goals set forth on the attached Appendix at the end of the Performance Period as determined by the Committee, multiplied by a fraction, the numerator of which is the number of days from the Date of Grant to the date of termination without Cause or Retirement, as applicable, and the denominator of which is the number of days in the full Performance Period. For purposes of this Agreement, “Cause” shall be deemed to exist if any of the following items shall apply: (A) failure to comply with the Company’s rules, regulations, policies or procedures, or willful failure to follow directions of the Board, or any other willful act that will result in a materially negative effect to the Company (which, if curable, is not cured within thirty (30) days after notice thereof to the Grantee by the Board); (B) misappropriation of funds or property of the Company or committing any fraud against the Company; (C) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (D) the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its Affiliates, or the conviction of a felony; (E) the use of alcohol or drugs by the Grantee in violation of the Company’s policies or in such a manner as to materially interfere with the performance of the Grantee’s duties; or (F) conduct by the Grantee which is materially injurious to the Company, monetarily or otherwise, or the commission (or omission) of acts within employment with the Company amounting to gross negligence, fraud or willful misconduct; or

(iv)
If, prior to the Vesting Date, the Grantee’s employment terminates due to a termination without Cause or for Retirement and the Grantee is at such time serving as a director, officer, employee, owner, partner, advisor, agent, or consultant for (a) any business or entity that competes, directly or indirectly, with the Company or its Affiliates; or (b) any business or entity that is a supplier or customer of the Company or its Affiliates, then this Performance Unit Grant (including any Target Performance Units (and any Earned Performance Units), as well as any Shares payable with respect thereto), will be subject to forfeiture at the discretion of the Committee.

The Restricted Stock Units that are not vested in accordance with this Section 3 shall be forfeited on the earlier of (x) the date of the Grantee’s termination of employment (other than for death, Disability, without Cause or Retirement), or (y) the Vesting Date. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Restricted Stock Units shall cease and terminate, without any further obligations on the part of the Company.

4.	Form and Timing of Payment.

Subject to the provisions of the Plan and this Agreement, upon the vesting of Restricted Stock Units in accordance with Section 3 above (on the Vesting Date, the Death/Disability Vesting Date, or the CIC Vesting Date, as applicable), or as soon as practicable following such vesting, but in no event later than sixty (60) days after the the Vesting Date, the Death/Disability Vesting Date, or the CIC Vesting Date, as applicable, the Company shall convert the Earned Performance Units into (i) the number of whole Shares equal to the number of Earned Performance Units, (ii) a cash payment equal to the aggregate Fair Market Value of the Shares which otherwise would have been delivered at the time of conversion in lieu of delivering such Shares, or (iii) a combination of (i) and (ii) above, and shall deliver such Shares and/or cash to the Grantee or the Grantee’s personal representative. Shares and/or cash shall only be delivered under this Section 4 if the Grantee or the Grantee’s personal representative has made appropriate arrangements with the Company in accordance with Section 27 of the Plan for applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.

5.	No Rights of Continued Service.

Nothing herein shall confer upon the Grantee any right to remain an officer or employee of the Company or one of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s service at any time.

6.	Interpretation of this Agreement.

The administration of the Plan has been vested in the Committee, and all questions of interpretation and application of this Performance Unit Grant shall be subject to determination by a majority of the members of the Committee, which determination shall be final and binding on Grantee.

7.	Subject to Plan.

This Performance Unit Grant (including any Target Performance Units (and any Earned Performance Units), as well as any Shares payable with respect thereto) is granted subject to the terms and provisions of the Plan, which Plan is incorporated herein by reference. In case of any conflict between this Agreement and the Plan, the terms and provisions of the Plan shall be controlling. Capitalized terms used herein, if not defined herein, shall be as defined in the Plan.

8.	Adjustment of Number of Units.

The number of Restricted Stock Units awarded pursuant to this Agreement and the Shares to be delivered with respect to the Restricted Stock Units shall be subject to adjustment in accordance with Section 20 of the Plan.

9.	Repayment on Restatement.

Vested and unvested Restricted Stock Units (and any Shares delivered upon conversion of Earned Performance Units) are subject to forfeiture in order to satisfy amounts recoverable by the Company that the Committee determines pursuant to the Policy for Repayment on Restatement of Financial Statements as may be in effect at the time of the determination, which policy is incorporated herein by reference.

10.	Entire Agreement.

This Agreement together with the Plan supersede any and all other prior understandings, negotiations and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. The Grantee acknowledges that the Grantee is relying solely on the Grantee’s own judgment in entering into this Agreement, and not on any communications, promises, or representations of the Company or its agent, except as expressly contained in this Agreement. The Committee may amend this Agreement without the Grantee’s consent provided that it concludes that such amendment is not materially adverse to the Grantee, or is permitted under Section 20 of the Plan. Except as provided by the immediately preceding sentence, no change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

11.	Law Governing.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

12.	Notice.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered only when actually received by the Company or the Grantee, as the case may be, at the addresses set forth below (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith):

(a)
Notice to the Company shall be sent electronically to compensation@trin.net or in hard copy addressed and delivered as follows: Trinity Industries, Inc., 2525 Stemmons Freeway, Dallas, Texas 75207, Attention: Corporate Benefits Department.

(b)	Notice to the Grantee shall be sent electronically to the Grantee’s Company e-mail address or, in hard copy addressed and delivered to the Grantee’s address then on file with the Company.

13.	Code Section 409A.

The parties intend this Agreement to be exempt from or compliant with the requirements of Section 409A of the Code and agree to interpret this Agreement at all times in accordance with such intent. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under the Agreement will be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement under Section 409A of the Code or otherwise, and has advised the Grantee to obtain his or her own tax advisor regarding this Agreement.

14.	Acceptance.

The grant of the Restricted Stock Units under this Agreement is subject to and conditioned upon the Grantee’s electronic acceptance of the terms hereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the Date of Grant.

Trinity Industries, Inc.

By:________________________________________

GRANTEE

APPENDIX

PERFORMANCE LEVEL AND METRICS

Performance Period: [__________], 20[__] - [__________], 20[__]

[INSERT PERFORMANCE GOALS AND ACHIEVEMENT LEVELS]